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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors Endocare, Inc.

     We consent to the use of our report dated February 15, 1999, except as to the second paragraph of Note 7, the fourth paragraph of Note 8, and Note 15, which are as of March 10, 1999, March 26, 1999 and March 5, 1999, respectively, relating to the balance sheets of Endocare, Inc. as of December 31, 1998 and 1997, and the related statements of operations, shareholders'/division equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Endocare, Inc., and to the reference to our firm under the caption "Experts" in the prospectus.

                                             /s/ KPMG LLP

Orange County, California
August 27, 1999